Exhibit 3.1

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BCD SEMICONDUCTOR MANUFACTURING LIMITED

(adopted by Special Resolution on September 29, 2005)

1. In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Acquisition Transaction” has the meaning give thereto in Article 102 hereof.

“Additional Ordinary Shares” shall mean all Ordinary Shares issued or issuable (or deemed to be issued) by the Company after the Original Issue Date, other than Ordinary Shares issued or issuable (or deemed to be issued):

(i) upon conversion of Preference Shares;

(ii) (a) to employees, officers, directors or consultants of the Company pursuant to stock option or restricted stock purchase plans, employment agreements or other compensation arrangements approved by the Board of Directors; (b) to financial institutions or lessors in connection with credit arrangements, equipment financing arrangements or other similar transactions approved by the Board of Directors; and (c) pursuant to any other transaction of primarily a strategic nature approved by the Board of Directors, including but not limited to, shares issued to joint venture partners, suppliers of goods and services or pursuant to licensing arrangements; provided, that, the aggregate number of Ordinary Shares issued or issuable or deemed issuable pursuant to clauses (a), (b) and (c) of this paragraph (ii) together shall not exceed twenty-nine million (29,000,000);

(iii) as part of any Recapitalization;

(iv) upon exercise or conversion of options, warrants, notes or other rights to acquire securities of the Company outstanding on or prior to the date hereof that are not otherwise included in paragraph (ii) above;

(v) in an IPO;

(vi) pursuant to an acquisition by the Company of assets or share capital of another entity that is approved by the Board of Directors provided, that the aggregate number of Ordinary Shares issued or issuable or deemed issued pursuant to this paragraph (vi) shall not exceed fifteen million (15,000,000); and

(vii) in a transaction resulting in an adjustment to the Conversion Price of the Preference Shares pursuant to Article 20 .

“Additional Selling Member” has the meaning give thereto in Article 103 hereof.

“Additional Selling Member Notice” has the meaning given thereto in Article 103 hereof.

“Additional Selling Member Shares” has the meaning given thereto in Article 103 hereof.

“Approving Members” has the meaning given thereto in Article 102 hereof.

“Articles” means these articles of association of the Company.

“Auditors” means the persons for the time being performing the duties of auditors of the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Shanghai, the People’s Republic of China.

“Change of Control” shall mean a Sale of Assets or an Acquisition Transaction.

“Company” means the BCD Semiconductor Manufacturing Limited.

“Control”, “Controlled” (or any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a person shall be deemed to Control another person if such first person, directly or indirectly, owns or holds more than 50% of the voting equity interests in such other person.

“Conversion Date” means the date specified in any written notice served by a holder of Preference Shares electing to convert such shares in accordance with Article 15 or the date on which automatic conversion is to occur in accordance with Article 13.

“Conversion Price” with respect to a particular class of Preference Shares, shall, as of the date of these Articles, be the Original Purchase Price of such class of Preference Shares, subject to adjustment as hereinafter provided.

“Convertible Securities” shall mean any shares, evidence of indebtedness or other securities convertible into or exchangeable for Ordinary Shares.

“Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 27, 2004 among certain founders of the Company, the holders of the Series B Preference Shares and the holders of the Series C Preference Shares.

“Directors” means the directors for the time being of the Company.

“Dividend” includes an interim dividend and bonus.

“Dollars” or “US$” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Investors’ Rights Agreement” means the Investors’ Rights Agreement dated as of April 27, 2004 among the Company and the investors parties thereto, as amended from time to time.

“IPO” means the Company’s first firm commitment underwritten public offering of any of its Ordinary Shares to the general public pursuant to (a) a registration statement filed under the Securities Act or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange approved by holders of a majority of Series C Preference Shares.

“Junior Shares” means all Ordinary Shares and any other shares of the Company which, in a winding up of the Company, rank lower in priority than the Preference Shares.

“Liquidation Preference” means (i) with respect to the Series A Preference Shares, the Series A Liquidation Preference, (ii) with respect to the Series B Preference Shares, the Series B Liquidation Preference, (iii) and with respect to the Series C Preference Shares, the Series C Liquidation Preference.

“Major Stock Sale” has the meaning given thereto in Article 103 hereof.

“Major Stock Sale Closing Date” has the meaning given thereto in Article 103 hereof.

“Member” shall bear the meaning ascribed to in the Statute.

“Memorandum” means the Memorandum of Association of the Company.

“Month” means calendar month.

“Observer” means a person appointed by a Member as an observer to attending meetings of the Board of Directors pursuant to an observer letter agreement entered into between the Company and such Member;

“Offered Price” has the meaning give thereto in Article 103 hereof.

“Officer” means an officer of the Company.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

“Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution of Members entitled to attend and vote at general meetings. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Shares” means shares in the capital of the Company of US$0.001 nominal value designated as Ordinary Shares and having the rights provided for in these Articles.

“Ordinary Shares Director” means a director appointed by the holders of the Ordinary Shares pursuant to Article 87 hereof.

“Original Issue Date” means with respect to the Series A Preference Shares, the Series B Preference Shares and the Series C Preference Shares, the date on which the first Series C Preference Shares were issued.

“Original Purchase Price” means (i) with respect to the Series A Preference Shares, US$1.00 per share, (ii) with respect to the Series B Preference Shares, US$1.25 per share, and (iii) with respect to the Series C Preference Shares, US$2.50 per share.

“Preference Shares” means the Series A Preference Shares, the Series B Preference Shares and the Series C Preference Shares.

“Preference Shares Directors” means a director appointed by the holders of the Preference Shares pursuant to Article 87 hereof.

“Proposed Transferee” has the meaning give thereto in Article 103 hereof.

“Pro-Rata Share” has the meaning given thereto in Article 103 hereof.

“Recapitalization” means any share split, share dividend, share distribution, share combination, recapitalization, reclassification or other similar event in relation to the Shares of the Company.

“Redemption Date” has the meaning given in Article 95 hereof.

“Redeeming Holder” has the meaning given in Article 95 hereof.

“Redemption Notice” has the meaning given in Article 95 hereof.

“Redemption Price” has the meaning given in Article 95 hereof.

“Registered Office” means the registered office for the time being of the Company.

“Remaining Members” has the meaning given thereto in Article 102 hereof.

“Sale of Assets” has the meaning given thereto in Article 102 hereof.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed by the Board to perform the duties of Secretary of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Members” has the meaning given thereto in Article 103 hereof.

“Series A Director” means a Director appointed by the holders of the Series A Preference Shares.

“Series A Liquidation Preference” has the meaning given thereto in Article 117 hereof.

“Series A Preference Shares” means shares in the capital of the Company of US$0.001 nominal value designated as Series A Preference Shares and having the rights provided for in these Articles.

“Series B Director” means a Director appointed by the holders of the Series B Preference Shares pursuant to Article 87 hereof.

“Series B Liquidation Preference” has the meaning given thereto in Article 117 hereof.

“Series B Preference Shares” means shares in the capital of the Company of US$0.001 nominal value designated as Series B Preference Shares and having the rights provided for in these Articles.

“Series C Director” means a Director appointed by the holders of the Series C Preference Shares pursuant to Article 87 hereof.

“Series C Liquidation Preference” has the meaning given thereto in Article 117 hereof.

“Series C Preference Shares” means shares in the capital of the Company of US$0.001 nominal value designated as Series C Preference Shares and having the rights provided for in these Articles.

“Shares” shall be construed as a reference to shares of each class of share of the Company from time to time in issue and includes fractions of shares (except as otherwise provided herein) and “Share” shall have a similar meaning.

“Special Resolution” has the same meaning as in the Statute and includes a resolution approved in writing as described herein.

“Statute” means the Companies Law (2004 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiaries” means all persons who are Controlled by the Company and “Subsidiary” means any one of such Subsidiaries.

“Tag-Along Right” has the meaning give thereto in Article 103 hereof.

“Tag-Along Period” has the meaning give thereto in Article 103 hereof.

“Tag-Along Shares” has the meaning given thereto in Article 103 hereof.

“Transfer Notice” has the meaning give thereto in Article 103 hereof.

“Written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations and other entities.

References to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

Headings are inserted for reference only and shall be ignored in construing these Articles.

Section 8 of the Electronic Transactions Law shall not apply.

2. The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit, notwithstanding that only part of the Shares may have been allotted.

3. The Board of Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Certificate for Shares

4. Certificates representing Shares shall be in such form as shall be determined by the Board of Directors. Such certificates shall be affixed with any appropriate legends and may be issued under seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and canceled. The Board of Directors may authorize certificates to be issued with the seal and authorized signature(s) affixed by some method or system of mechanical process.

5. Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost, stolen or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence and preparing the indemnity, as the Board of Directors may prescribe and, in the case of defacement, delivery of the old certificate to the Company.

Issue of Shares

6. (a) At the date of the adoption of these Articles, the Company is authorized to issue 200,000,000 Ordinary Shares with nominal or par value of US$0.001 each, 28,000,000 Series A Preference Shares of nominal or par value of US$0.001 each, 11,500,000 Series B Preference Shares of nominal or par value of US$0.001 each and 24,000,000 Series C Preference Shares of nominal or par value of US$0.001 each.

(b) The Ordinary Shares and the Preference Shares shall have the powers, preferences and rights, and the qualifications, limitations or restrictions as herein provided.

(c) Subject as herein provided, and subject to the provisions of the Investors’ Rights Agreement, all Ordinary Shares and Preference Shares for the time being unallotted and unissued shall be under the control of the Board of Directors who may allot, issue or grant options over or otherwise dispose of Shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times for such consideration and on such other terms as they think proper. All Shares shall be issued fully paid.

(d) The Company shall not issue Shares to bearer.

7. The Company shall maintain a register of its Members and every person whose name is entered as a Member in the Register of Members shall be entitled, upon written request to the Company, without payment to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his Shares or several certificates each for one or more of his Shares upon payment of fifty cents (US$0.50) for every certificate after the first or such lesser sum as the Board of Directors shall from time to time determine, provided that in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a Share to one of the several joint holders shall be sufficient delivery to all such holders.

Transfer of Shares

8. A transfer of Shares shall be made by an instrument of transfer, accompanied by the certificate for the Shares to which such transfer relates, if a certificate has been issued, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The instrument of transfer of any Shares shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register of Members in respect thereof.

9. The Board of Directors may in its absolute discretion decline to register any transfer of (i) Ordinary Shares that is not made in accordance with the Co-Sale Agreement and these Articles and (ii) any Preference Shares that is not made in accordance with the Investors’ Rights Agreement or the Co-Sale Agreement and these Articles. If the Board of Directors refuses to register a transfer, it shall notify the transferee within two (2) months of such refusal.

Variation of Rights of Shares

10. If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued shares of that class or series, or with the sanction of a resolution passed at a meeting of the holders of the shares of that class or series.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

11. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Conversion of Preference Shares

12. Each holder of Preference Shares shall be entitled to convert any or all of its Preference Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preference Share as is determined by dividing the Original Purchase Price by the Conversion Price in effect at the time of conversion. Any conversion of Preference Shares made pursuant to these Articles shall be effected by the redemption of the relevant number of Preference Shares and the issuance of an appropriate number of Ordinary Shares.

13. Each Preference Share shall automatically be converted into Ordinary Shares at the then-effective Conversion Price (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act (or similar securities laws, to the extent applicable, in connection with an offering of securities in another jurisdiction pursuant to which such securities will be listed upon an internationally-recognized securities exchange approved by holders of a majority of the Series C Preference Shares) covering the offer and sale of Ordinary Shares to the public with net cash proceeds to the Company (after deduction of underwriters’ discounts and commissions) in respect of all such Ordinary Shares so offered of not less than US$50,000,000.00 and a per share offering price of at least US$5.00 (as adjusted for Recapitalizations) (a “Qualified IPO”), or (B) with the vote of the holders of at least (i) a majority of the then outstanding Preference Shares and (ii) a majority of the then outstanding Series C Preference Shares each voting to convert their Preference Shares.

14. No fraction of an Ordinary Share shall be issued upon conversion of any Preference Share. In lieu of any fraction of an Ordinary Share to which the holder would otherwise be entitled (after aggregating all Ordinary Shares into which Preference Shares held by such holder could be converted), the Company shall either pay cash equal to such fraction multiplied by the then fair market value of the Ordinary Shares, as determined by the Board, or round such number of shares to the nearest whole share.

15. Before any holder of Preference Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, if any, duly endorsed, at the registered office of the Company and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, subject to Article 7, as soon as practicable thereafter, issue and deliver to such holder of Preference Shares, the number of Ordinary Shares to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares (unless such shares are rounded to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the written notice to convert and the certificates for the Preference Shares to be converted, if any, or in the case of automatic conversion as provided in Article 13 above, immediately prior to the closing of the offering (in the case of automatic conversion on an Qualified IPO) or immediately prior to the close of business on the date of receipt of the requisite vote, in the case of automatic conversion by vote of the Preference Shares), and the person or persons entitled to receive the Preference Shares issuable upon such conversion shall be registered as the holder or holders of such Preference Shares on such date.

16. In the event of an automatic conversion pursuant to Article 13, all outstanding Preference Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Preference Shares. The Company will give notice of the automatic conversion to the holders of Preference Shares within twenty (20) Business Days of the Conversion Date. If certificates for Preference Shares have been issued, the Company will not issue any Ordinary Shares into which Preference Shares have been converted upon automatic conversion unless the certificates in respect of the Preference Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Preference Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. In the case of an automatic conversion pursuant to Article 13, the Company shall, as soon as practicable following the automatic conversion and delivery of the certificates representing Preference Shares, if any, or an indemnity as aforesaid, issue and deliver to such holder, the number or Ordinary Shares to which such holder shall be entitled as aforesaid, together with a check, if applicable, payable to the holder in the amount of any cash amount payable as the result of any fractional share resulting from the conversion of Preference Shares into Ordinary Shares.

Adjustment to Conversion Price

17. In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 18) for a consideration per share less than the Conversion Price of a Preference Share in effect on the date of, and immediately prior to such issue, then, and in such event, the Conversion Price of such Preference Share shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by the following formula:

CP2 = [CS*CP1 + C] / [CS + AS]

where:

(1)	CP1	=	the Conversion Price in effect on the date of and immediately prior to such issue;

(2)	CP2	=	the Conversion Price as so adjusted;

(3)	CS	=	the number of Ordinary Shares outstanding immediately prior to such issuance (including (without duplicative counting) Ordinary Shares issuable upon conversion or exercise of any outstanding Convertible Securities and Preference Shares, or upon exercise of outstanding Options);

(4)	C	=	the aggregate consideration, if any, received by the Company for the total number of Additional Ordinary Shares so issued, provided that C shall be zero (0) if the Additional Ordinary Shares issued are deemed to have been issued for no consideration pursuant to Article 19(c); and

(5)	AS	=	the number of such Additional Ordinary Shares so issued.

Notwithstanding the foregoing, the Conversion Price of any series of Preference Shares shall not be reduced at such time if the amount of such reduction would be less than $0.001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with any subsequent reduction which, together with such amount or any other amounts so carried forward, equal $0.001 or more in the aggregate.

Deemed Issue of Additional Ordinary Shares

18. (a) In the event, at any time or from time to time after the Original Issue Date, the Company shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued for a given series unless the consideration per share of such Additional Ordinary Shares would be less than the Conversion Price applicable to the Preference Shares of such series in effect on the date of, and immediately prior to such issue, or such record date, as the case may be, and provided, further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Ordinary Shares issuable (including a decrease resulting from the expiration of such Options or the rights of conversion or exchange of such Convertible Securities), upon the exercise, conversion or exchange thereof, the consideration per share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any Conversion Price adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease.

(b) In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend or distribution on the Ordinary Shares payable in Ordinary Shares, Options or Convertible Securities, Additional Ordinary Shares shall be deemed to have been issued, for the purposes of the articles under the caption “Deemed Issue of Additional Ordinary Shares” only, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

(c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preference Shares computed upon the original issue thereof and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any , actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(d) Notwithstanding the foregoing, in no event shall any recomputation readjustment of the Conversion Price of Preference Shares pursuant to this Article 18 apply to conversions of Preference Shares occurring prior to such recomputation or readjustment, nor shall such prior conversions have any effect on the calculation of such recomputation or readjustment.

19. For purposes of Articles 17 and 18, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends, and provided, further that no deduction shall be made for any commissions or expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors (including a majority of the Preference Shares Directors); and

(iii) in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be equal to the total consideration, computed as provided in clauses (i) and (ii) above, times the percentage of such total consideration received in respect of the Additional Ordinary Shares, as determined in good faith by the Board of Directors (including a majority of the Preference Shares Directors).

(b) Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 18, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration if the adjustment is contingent upon the occurrence of an event that is not determinable at the time of calculation) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for the conversion or exchange of such Convertible Securities and the conversion or exchange of such Convertible Securities by

(ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number if the adjustment is contingent upon the occurrence of an event that is not determinable at the time of calculation) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for the conversion or exchange of such Convertible Securities and the conversion or exchange of such Convertible Securities.

(c) Scrip Dividends. For the purposes of Article 17 only, any Additional Ordinary Shares deemed to have been issued relating to a scrip dividend or distribution shall be treated as having been issued for no consideration.

20. If the Company at any time or from time to time effects a subdivision of the issued and outstanding Ordinary Shares or a dividend or distribution on outstanding Ordinary Shares payable in Ordinary Shares, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time consolidates the issued and outstanding Ordinary Shares, the Conversion Price then in effect immediately before the consolidation shall be proportionately increased. Any adjustment under this Article 20 shall become effective at the close of business on the date the subdivision, dividend, distribution or consolidation becomes effective.

21. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in Shares other than Ordinary Shares, Options or Convertible Securities, then and in each such event provision shall be made so that the holders of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of Shares of the Company which they would have received had their Preference Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such Shares receivable by them as aforesaid during such period, subject to all other adjustments called for during such period, under this Article 21 with respect to the rights of the holders of Preference Shares.

22. If the Ordinary Shares issuable upon the conversion of Preference Shares are exchanged into the same or a different number of any class or classes of shares of the Company or any other person, whether by recapitalization, reclassification, merger or consolidation or other change (other than (i) a subdivision or combination of shares or a share dividend or distribution provided for elsewhere in these Articles entitled “Conversion of Preference Shares”, (ii) an event that requires the consent of the holders of a majority of each series of Preference Shares pursuant to Article 66 and such consent is obtained; and (iii) an event that is governed by Article 117 or 118), then and in any such event, provision shall be made so that each holder of Preference Shares shall receive upon conversion thereof, the kind and amount of shares and other Shares and property receivable upon such recapitalization, reclassification or other change, by holders of the number of Ordinary Shares into which such Preference Shares might have been converted immediately prior to such recapitalization, reclassification or change.

23. (a) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article entitled “Conversion of Preference Shares,” the Company at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preference Shares.

(b) Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preference Shares may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preference Shares.

Nonrecognition of Trusts

24. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Registration of Empowering Instruments

25. No fee will be charged by the Company for registering any probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

Transmission of Shares

26. In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

27. Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any way other than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the Share or to make such transfer of the Share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as the Board of Directors would have had in the case of a transfer of the Share by that Member before his death or bankruptcy as the case may be. If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

28. A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any case other than by transfer) shall be entitled, subject to such evidence being produced as may from time to time be required by the Board of Directors as to his entitlement, to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within ninety (90) days, the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

Amendment of Memorandum of Association,

Change of Location of Registered Office and Alteration of Capital

29. (a) Subject to and insofar as permitted by the provisions of the Statute, the Company may from time to time by Ordinary Resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into Shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(iii) by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum of Association or into Shares without nominal or par value; or

(iv) cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person;

provided that, for so long as shares of any series of Preference Shares are in issue and outstanding, that Article 66 is complied with;

(b) All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund, provided that, for so long as shares of any series of Preference Shares are in issue and outstanding, that Article 66 is complied with.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its registered office.

General Meeting

30. The Company may within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Board of Directors shall appoint. At these meetings, the report of the Board of Directors, if any, shall be presented. Notwithstanding the foregoing, if the Company is exempted as defined in the Statute, it may, but shall not be obligated to, hold an annual general meeting.

(a) The Board of Directors may, whenever it thinks fit, and it shall on the requisition of the Chief Executive Officer or President, the Chairman of the Board or Members of the Company, holding at the date of the deposit of the requisition not less than one-fifth of such of the paid-up capital of the Company as at the date of the deposit that carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(c) If the Board of Directors does not within twenty (20) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (20) days.

(d) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Board of Directors.

Notice of General Meetings

31. (a) At least five (5) Business Days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(i) in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

(ii) in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent in par value of the Shares given that right.

(b) The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

Proceedings at General Meetings

32. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; the quorum shall be Members present in person or by proxy holding a majority of Shares (on an as-converted basis) carrying the right to vote; provided that the quorum for any general meeting at which a resolution to amend the Memorandum of Association or Articles of Association of the Company is to be considered, shall also require the presence in person or by proxy of Members holding a majority of each series of Preference Shares and Members holding a majority of the Ordinary Shares.

33. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held. In addition, a meeting of the Members or any class thereof may be held by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and participation in such meeting shall constitute presence in person at such meeting.

34. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to such other time or such other place as the Board of Directors may determine.

35. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

36. If at any general meeting no Director is willing to act as Chairman of such meeting, the Directors present are unable to elect one of their number to be Chairman of the meeting or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

37. The Chairman of the meeting may, with the consent of the holders present in person or by proxy of a majority of the Shares held by Members present at that meeting in person or by proxy, and shall if so directed by such holders, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for more than forty-five (45) days or a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

38. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll conducted by the Chairman of the meeting.

39. A vote by show of hands in lieu of a poll shall not be permitted.

40. A poll shall be taken in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was taken.

41. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

Votes of Members

42. Subject to Article 66 and subject to any rights or restrictions for the time being attached to any series, class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Preference Share held by him, to that many votes to which he would be entitled if he converted such Preference Shares on the record date in respect of the Meeting at which the poll is taken, or, if no record date is established, the date the poll was taken. Other than as provided herein and in Article 66 or required by law, (i) the holders of Preference Shares will be entitled to vote or consent (on an as-converted basis) on all matters submitted to a vote or consent of all Members and (ii) the holders of Ordinary Shares and the holders of Preference Shares shall vote together and not as separate classes and there shall be no series voting of the Preference Shares.

43. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the Register of Members.

44. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

45. No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting and unless all calls or other sums presently payable by him in respect of Shares have been paid.

46. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

47. On a poll, votes may be given either personally or by proxy.

48. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares except that the necessary quorum shall be one person holding or representing by proxy at least a majority of the issued shares of the class or series and that any holder of shares of the class or series present in person or by proxy may demand a poll.

Record Dates

49. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than five (5) Business Days before the date of any such meeting, nor more than sixty (60) days before any such action without a meeting, and in such event only Members of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any Shares.

50. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining Members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

51. For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the sixtieth (60th) day before the date of that action, whichever is later.

Proxies

52. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, partnership or limited liability company, under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

53. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting of the Company and in default the instrument of proxy shall not be treated as valid, provided that the Chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or facsimile confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

54. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or generally until revoked. Instruments of proxy may be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting forms of instruments of proxy for use at that meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy.

55. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

56. Any corporation, partnership or limited liability company which is a Member of record of the Company may in accordance with its charter documents or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the corporation, partnership or limited liability company which he represents as the corporation, partnership or limited liability company could exercise if it were an individual Member of record of the Company.

57. Shares which are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

Inspectors of Election

58. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member’s proxy, shall appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of Shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall (in accordance with these Articles and applicable law):

(a) determine the number of Shares outstanding and the voting power of each, the number of Shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

Directors

59. (a) The Board of Directors shall consist of Seven (7) Directors. The amount, if any, of Directors’ fees shall from time to time be determined by the Company by resolution and in the absence of a determination to the contrary, such fees shall be deemed to accrue from day to day. Each Director shall be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Articles or general meetings of the Company and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director shall be paid such extra remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.

60. (a) A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

(b) A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

61. No shareholding qualification for Board of Directors shall be required.

62. A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

63. No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

64. A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 63 and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

Powers and Duties of Directors

65. Subject to Article 66 below, the business of the Company shall be managed by the Board of Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company that are not, from time to time by the Statute, or by these Articles, or such regulations, inconsistent with the aforesaid, as may be prescribed by the Company in general meeting, required to be exercised by Special Resolution of the Company in general meeting; provided, however, that no regulations made by Special Resolution of the Company in general meeting or alteration of these Articles shall invalidate any prior act of the Board of Directors which would have been valid if that regulation or alternation of these Articles had not been made.

66. In addition to any other rights provided by law:

(a) so long as any Series A Preference Shares shall be in issue and outstanding, neither the Company nor the Board of Directors shall, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such issued and outstanding Series A Preference Shares voting as a separate series, do any of the following acts:

(i) amend or repeal any provision of, or add any provision to, the Company’s Memorandum of Association or Articles of Association, if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, Series A Preference Shares;

(ii) authorize, create (by reclassification or otherwise) or issue any new class or series of shares having rights, preferences or privileges senior to with the Series A Preference Shares;

(iii) authorize, enter into or agree to a voluntary liquidation, dissolution or Change of Control or any filing for bankruptcy or insolvency of the Company;

(iv) effect any Recapitalization; and

(v) pay or declare any dividend on any Junior Shares (except dividends payable solely in Ordinary Shares) while Series A Preference Shares remains issued.

(b) so long as any Series B Preference Shares shall be in issue and outstanding, neither the Company nor the Board of Directors shall, without first obtaining the prior affirmative vote or written consent of the holders of not less than a majority of such issued and outstanding Series B Preference Shares voting as a separate series, do any of the following acts:

(i) amend or repeal any provision of, or add any provision to, the Company’s Memorandum of Association or Articles of Association, if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, Series B Preference Shares;

(ii) authorize, create (by reclassification or otherwise) or issue any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series B Preference Shares;

(iii) authorize, enter into or agree to a voluntary liquidation, dissolution or Change of Control or any filing for bankruptcy or insolvency of the Company;

(iv) effect any Recapitalization;

(v) increase or decrease the authorized number of Ordinary Shares or any series of Preference Shares;

(vi) authorize any initial public offering of the Company;

(vii) engage in any business that is substantially different from the lines of business engaged by the Company as of the date hereof provided, that the Company shall be permitted to engage in (i) all business related, complementary or incidental thereto; and (ii) any business approved by the Board of Directors (including a majority of the Preference Shares Directors);

(viii) authorize, declare or take any action resulting in payment of dividends or other distributions with respect to Shares, whether in cash or otherwise, other than redemptions and repurchases (A) permitted under (ix) below and (B) dividends solely in Ordinary Shares; and

(ix) cause or permit the redemption, purchase or other acquisition of Shares by the Company or its Subsidiaries other than (a) repurchase of Ordinary Shares issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment services pursuant to agreements providing for the right of said repurchase, (b) repurchase of Ordinary Shares issued to or held by employees, officers, directors, or consultants of the Company or its Subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (c) repurchase of Shares in connection with the settlement of disputes with any Member, (d) any other repurchase or redemption of Shares approved unanimously by the Board of Directors and (e) any repurchase or redemption of Shares made pursuant to these Articles, and

(x) increase or decrease the number of authorized Board seats.

(c) so long as any Series C Preference Shares shall be in issue and outstanding, neither the Company nor the Board of Directors shall, without first obtaining the prior affirmative vote or written consent of the holders of not less than a majority of such issued and outstanding Series C Preference Shares voting as a separate series, do any of the following acts:

(i) amend or repeal any provision of, or add any provision to, the Company’s Memorandum of Association or Articles of Association, if such action would adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, Series C Preference Shares;

(ii) authorize, create (by reclassification or otherwise) or issue any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series C Preference Shares;

(iii) authorize, enter into or agree to a voluntary liquidation, dissolution or Change of Control or any filing for bankruptcy or insolvency of the Company;

(iv) effect any Recapitalization;

(v) increase or decrease the authorized number of Ordinary Shares or any series of Preference Shares;

(vi) authorize any initial public offering of the Company;

(vii) engage in any business that is substantially different from the lines of business engaged by the Company as of the date hereof provided, that the Company shall be permitted to engage in (i) all business related, complementary or incidental thereto; and (ii) any business approved by the Board of Directors (including a majority of the Preference Shares Directors);

(viii) authorize, declare or take any action resulting in payment of dividends or other distributions with respect to Shares, whether in cash or otherwise, other than redemptions and repurchases (A) permitted under (ix) below and (B) dividends solely in Ordinary Shares; and

(ix) cause or permit the redemption, purchase or other acquisition of Shares by the Company or its Subsidiaries other than (a) repurchase of Ordinary Shares issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment services pursuant to agreements providing for the right of said repurchase, (b) repurchase of Ordinary Shares issued to or held by employees, officers, directors, or consultants of the Company or its Subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (c) repurchase of Shares in connection with the settlement of disputes with any Member, (d) any other repurchase or redemption of Shares approved unanimously by the Board of Directors and (e) any repurchase or redemption of Shares made pursuant to these Articles; and

(x) increase or decrease the number of authorized Board seats.

67. The Board of Directors (including a majority of the Preference Shares Directors) may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as the Board of Directors may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

68. All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board of Directors shall from time to time by resolution determine.

69. The Board of Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Board of Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board of Directors and of any committee of the Board of Directors; or

(c) of all resolutions and proceedings at all meetings of the Company and of the Board of Directors and of committees of the Board of Directors.

Members shall be entitled to see the register of directors and officers and the record of the resolutions and proceedings of all meetings of the Company.

70. The Board of Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

71. The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Management

72. (a) The Board of Directors may from time to time provide for the management of the affairs of the Company in such manner as it shall think fit and the provisions contained in sections (b), (c) and (d) of this Article 72 shall be without prejudice to the general powers conferred by this paragraph (a).

(b) The Board of Directors, with the approval of a majority of the Preference Shares Directors, from time to time and at any time may establish any committees for managing any of the affairs of the Company and may appoint any Directors to be members of such committees and may fix their remuneration, provided, that each committee so established shall contain at least one (1) Series C Director.

(c) The Board of Directors, with the approval of a majority of the Preference Shares Directors, from time to time and at any time may delegate to any such committee any of the powers, authorities and discretions for the time being vested in the Board of Directors and may authorize the members for the time being of any such committee, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Board of Directors may think fit and the Board of Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d) Any such delegates as aforesaid may be authorized by the Board of Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Managing Directors

73. The Board of Directors may, with the approval of a majority of the Preference Shares Directors, from time to time, appoint one or more of their body to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as it may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director.

74. The Board of Directors may entrust to and confer upon a Managing Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it may think fit and either collaterally with or to the exclusion of its own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Proceedings of Board of Directors

75. Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Questions arising at any meeting shall be decided, resolutions shall be adopted and other action shall be taken only upon the affirmative vote of a majority of the Directors present at a meeting at which there is a quorum. No meeting of directors (as the Board or any committee thereof) may take place unless the Board uses commercially reasonable efforts to make any such meeting telephonically available by conference call to all Directors and observers.

76. A Director may, and the Secretary of the Company on the request of a Director shall, at any time summon a meeting of the Board of Directors by at least four days’ notice in writing or forty eight hours oral notice to every Director and Observer which notice shall set forth the general nature of the business to be considered; provided, that if notice is given in person, by cable, electronic mail, electronic document, telex or facsimile, the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. Any oral notice given personally or by telephone may be communicated either to the Director or Observer or to a person at the office of such person who the person giving the notice has reason to believe will promptly communicate it to such Director or Observer.

77. Notice of a meeting need not be given to any Director or Observer (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such person. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

78. The quorum necessary for the transaction of the business of the Board of Directors may be fixed by the Board of Directors (including a majority of the Preference Shares Directors) and, unless so fixed by the Board of Directors, at any other number, shall be a majority of the authorized number of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

79. For the purposes of Article 80 a proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

80. A majority of the Board of Directors present, whether or not constituting a quorum (provided there was a quorum when the meeting started) may adjourn any meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than twenty-four hours. If the meeting is adjourned for more than twenty four hours, then notice of the time and place of the adjourned meeting shall be given before the adjourned meeting takes place, in the manner specified in Article 78 to the Directors not present at the time of the adjournment.

81. The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

82. The Board of Directors, with the approval of a majority of the Preference Shares Directors, may delegate any of its powers to committees consisting of such member or members of the Board of Directors as it thinks fit (including at least one Series C Director); any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board of Directors.

83. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by the affirmative vote of a majority of the members present, provided there is a quorum (which shall be a majority of the members of such committee).

84. All acts done by any meeting of the Board of Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director, or that any Director was disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director.

85. Directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a duly convened and held meeting of the Board of Directors or committee, as the case may be.

86. A Director may be represented at any meeting of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. The provisions of Articles 52 through 57 shall mutatis mutandis apply to the appointment of proxies by Directors.

Appointment and Removal of Directors

87. (a) The Board of Directors shall be appointed or elected and removed as follows:

(i) the majority of the holders of the Ordinary Shares, shall be entitled to elect or appoint and remove three Directors, who shall be the “Ordinary Shares Directors”;

(ii) the majority of the holders of the Series A Shares shall be entitled to elect or appoint and remove one Director, who shall be the “Series A Director”;

(iii) the majority of the holders of the Series B Preference Shares shall be entitled to elect or appoint and remove one Director, who shall be the “Series B Director”; and

(iv) the majority of the holders of the Series C Preference Shares shall be entitled to elect or appoint and remove two Directors, who shall be the “Series C Directors”.

(b) Any appointment or removal of the Ordinary Shares Directors, Series A Director, Series B Director and the Series C Directors may be effected by written notice or direction signed by the holders of a majority of issued shares of the respective class or series, or with the sanction of a resolution passed at a meeting of the holders of the Shares of that class or series (in which case the chairman of such meeting shall sign the requisite notice or direction), and shall be effective on the date on which such notice or direction received at the Registered Office. In the event that Directors are to be elected or removed at a general meeting of the Company, the holders of the Ordinary Shares shall be the only persons entitled to vote in respect of the election or removal of the Ordinary Shares Directors, the holders of the Series A Preference Shares shall be the only persons entitled to vote in relation to the election or removal of the Series A Director, the holders of the Series B Preference Shares shall be the only persons entitled to vote in relation to the election or removal of the Series B Director, and the holders of Series C Preference Shares, shall be the only persons entitled to vote in relation to the election or removal of the Series C Directors. Directors shall hold office for such term as is provided in the direction or notice electing or appointing them and, in the absence of any specified period, until the next Annual General Meeting or until their successors are elected or appointed or their office is otherwise vacated. All Directors upon election or appointment must provide written acceptance of their appointment by notice in writing to the registered office of the Company within 30 days of acceptance.

Resignation and Vacancies

88. Any Director may resign effective on the date written notice is given to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective, in accordance with Articles 88 and 90.

89. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director whose absence or resignation created such vacancy, and if not so filled may be filled by the remaining Director or Directors (if any) in office that were so elected by the holders of that class or series of shares, by the affirmative vote of a majority of such Directors (or by the sole remaining Director elected by the holders of such that class or series of shares if there be but one).

90. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment or who becomes bankrupt under the laws of any country or compromises with his creditors, (iii) if the authorized number of Directors is increased, or (iv) if the Members fail, at any meeting of Members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

91. The Board of Directors shall have power by vote of a majority of the remaining Directors, even if less than a quorum, at any time or from time to time to appoint any person to be a Director to fill any vacancy or vacancies not filled by the Members or Directors appointed by a particular class or series in accordance with Article 87. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

Presumption of Assent

92. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Seal

93. The Seal shall only be used by the authority of the Board of Directors or of a committee of the Board of Directors authorized by the Board of Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or some person appointed by the Board of Directors for the purpose, provided that the Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Board of Directors so determines, with the addition on its face of the name of every place where it is to be used; and provided, further that a Director, Secretary or other officer or representative or attorney may without further authority of the Board of Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Officers

94. The Company may have a Chief Executive Officer, a President or a Secretary appointed by the Board of Directors who may also from time to time appoint such other officers as the Board of Directors considers necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board of Directors from time to time prescribes.

Redemption and Repurchase

95. (a) Subject to the provisions of the Statute, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Members, before the issue of the Shares, may by Special Resolution determine. No Shares may be redeemed (other than any redemption that is otherwise permitted under Article 66) prior to the redemption of Series C Preference Shares without the consent of holders of a majority of the Series C Preference Shares then outstanding.

(b) Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares). (This authorization is in accordance with Section 37(2) of the Statute or any modification or re-enactment thereof for the time being in force.)

(c) In such manner as is referred to in Section 37(3)(d) of the Statute or any modification or re-enactment thereof for the time being in force, this Article authorizes the purchase by the Company in accordance with the provisions of the Statute of such of its own Shares (including fractions of a Share), including any redeemable Shares, as the directors may from time to time determine and agree with the Member or Members holding the same, in such manner, including at such price and on all such other terms, as the directors may from time to time determine and agree as aforesaid.

(d) The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including, out of capital.

(e) At any time on or after April 27, 2009 (such time a “Redemption Date”), the Company shall, at the election of any holder of Series C Preference Shares (the “Redeeming Holder”), redeem all or part of the Series C Preference Shares held by such Redeeming Holder. The redemption price for each Series C Preference Share redeemed pursuant to this Article 95 shall be US$2.50 (as such price may be adjusted for any Recapitalization) plus all declared and unpaid dividends thereon, if any, on such share up to and including the date fixed for redemption (the “Redemption Price”).

(f) At least forty-five (45) days before the Redemption Date, written notice (hereinafter referred to as the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series C Preference Shares, at its address shown on the records for the Company; provided, however, that the Company’s failure to give such Redemption Notice shall in no way affect its obligation to redeem the Shares of Series C Preference Shares as provided in subsection 95(e) above. The Redemption Notice shall contain the following information:

(i) the number of Series C Preference Shares held by the holder which shall be redeemed by the Company at the holder’s election;

(ii) that if electing to redeem all or part of his or its Series C Preference Shares, such Redeeming Holder shall provide written notice of such election to the Company which election shall specify the number of Shares to be redeemed at least fifteen (15) days prior to the Redemption Date;

(iii) the Redemption Date and the applicable Redemption Price then in effect; and

(iv) that if electing to redeem all or part of his or its Series C Preference Shares, such Redeeming Holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the Series C Preference Shares to be redeemed, if any.

If there is any subsequent material change in the information provided by the Company in the Redemption Notice, the Company shall mail an updated Redemption Notice in the manner set forth above.

(g) Each Redeeming Holder shall deliver a written notice of its election to redeem the Series C Preference Shares and surrender the certificate or certificates representing the Series C Preference Shares to be redeemed, if any, to the Company at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such Shares as set forth in this Article 95 shall be paid on the Redemption Date to the order of the person whose name appears as the owner of such Shares in the Register of Members of the Company and each surrendered certificate shall be cancelled and retired.

(h) If the funds of the Company legally available for redemption of Series C Preference Shares on a Redemption Date are insufficient to redeem the total number of Series C Preference Shares to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such Shares ratably among the holders of such Shares to be redeemed such that each holder of a Series C Preference Share receives the same percentage of the aggregate Redemption Price to which such holder is entitled. The Series C Preference Shares not redeemed on a Redemption Date shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of the Series C Preference Shares previously tendered for redemption in accordance with this Article 95, such funds will be used to redeem the balance of such Shares, at the then effective Redemption Price per share, that the Company has become obliged to redeem on any Redemption Date but that it has not redeemed, and such redemption shall occur as soon as practicable after such additional funds become legally available. For the purpose of determining whether funds are legally available for redemption of the Series C Preference Shares as provided herein, the Board of Directors shall in good faith determine a value of the Company’s assets, which determination shall be conclusive.

(i) In the event less than all the Series C Preference Shares held by the Redeeming Holder are redeemed, the Company shall make appropriate entries in its Register of Members and may issue a new certificate representing the unredeemed Series C Preference Shares to the Redeeming Holder.

Dividends

96. Each Preference Share and each Ordinary Share shall have the right to receive dividends and shall carry the following rights to Dividends:

(a) Subject to the requirements of the Articles, the Board of Directors may from time to time declare Dividends or distributions out of the funds of the Company lawfully available therefor to be paid to the holders of Shares according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Board of Directors may also pay any fixed cash dividend which is payable on any Shares half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

(b) If, when and as declared by the Board of Directors, the holders of the Series C Preference Shares shall be entitled to receive, out of any funds legally available therefor, cash dividends in the amount of US $0.20 per share on each outstanding Series C Preference Share (as appropriately adjusted for any Recapitalization), payable in preference and priority to any payment of dividend on the Series A Preference Shares, the Series B Preference Shares and Ordinary Shares. If, when and as declared by the Board of Directors, the holders of the Series A Preference Shares and the holders of the Series B Preference Shares shall be entitled to receive, out of any funds legally available therefor, cash dividends in the amount of (i) US $0.08 per share on each outstanding Series A Preference Share and (ii) US $0.10 per share on each outstanding Series B Preference Share (each as appropriately adjusted for any Recapitalization) on an equal priority, pari passu basis according to their respective dividend preferences, payable in preference and priority to any payment of dividend on the Ordinary Shares. No right shall accrue to holders of the Preference Shares by reason of the fact that dividends on such shares are not declared or paid in any prior year.

(c) After the dividends specified in clause (b) of this Article 96 have been paid, or declared and set apart, the Company may pay, or declare and set apart, dividends to holders of Ordinary Shares, provided that the dividends are distributed ratably among the holders of Preference Shares and the holders of Ordinary Shares in a manner such that the amount distributed to each holder of Ordinary Share and Preference Share equals the amount obtained by multiplying the total dividends by a fraction, the numerator of which shall be the sum of the number of Ordinary Shares then held by the holder and the number of Ordinary Shares issuable upon conversions of the Preference Shares then held by such holder, and the denominator of which shall be the sum of the total number of Ordinary Shares then outstanding and the total of the number of Ordinary Shares issuable upon conversion of the total number of shares of the Preference Shares then outstanding.

97. Subject to the Statute and to Article 96, the Board of Directors may from time to time declare Dividends and distributions on Shares outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor.

98. All Dividends declared by the Board of Directors shall be declared payable to the holders of Shares registered as such on the record date specified by the Board of Directors at the time such Dividends are declared. Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds.

99. The Board of Directors may, before declaring any Dividends or distributions, set aside such sums as it thinks proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company. No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealized, or out of the share premium account or as otherwise permitted by the Statute.

100. The Board of Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

101. The Board of Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it thinks expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

Drag Along Rights

102. If, prior to the closing of any underwritten public offering of Ordinary Shares, (a) holders of a majority of the aggregate number of the Company’s outstanding Ordinary Shares and (b) holders of a majority of the aggregate number of the Company’s outstanding Preference Shares, and (c) holders of a majority of the aggregate number of the Company’s outstanding Series C Preference Shares, each voting as a separate class (the “Approving Members”), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their shares in any Acquisition Transaction or Sale of Assets (each as defined below), then the Company shall promptly notify each of the remaining Members (“Remaining Members”) in writing of such vote, consent and/or agreement and the material terms and conditions of such

Acquisition Transaction or Sale of Assets, whereupon each Remaining Member shall, in accordance with instructions received from the Company, vote all of its voting securities of the Company in favor of, otherwise consent in writing to, and/or otherwise sell or transfer all of its shares in such Acquisition Transaction or Sale of Assets (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members, provided, however, that such terms and conditions, including with respect to price paid or received per share, may differ as between the Ordinary Shares and the Preference Shares and different series of Preference Shares (including without limitation, in order to reflect the Liquidation Preference and participation rights of the Preference Shares as set forth in these Articles). As used herein, an “Acquisition Transaction” means any reorganization, consolidation, merger, sale or transfer of the Company’s outstanding shares or similar transaction in which Members immediately prior to such reorganization, merger or consolidation, sale or transfer of shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction) beneficially own shares possessing a majority of the voting power of the surviving company or companies (or parent corporation thereof if the surviving company or companies is (are) wholly owned by the parent corporation) immediately following such transaction. As used herein, a “Sale of Assets” means any sale of all or substantially all of the Company’s assets. In furtherance of the foregoing, the Company is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (i) vote all of the voting securities of such Remaining Member in favor of any such Acquisition Transaction or Sale of Asset; (ii) otherwise consent on such Remaining Member’s behalf to such Acquisition Transaction or Sale of Asset; (iii) sell all of such Remaining Member’s shares in such Acquisition Transaction or Sale of Assets, in accordance with the terms and conditions of this Article 102; and/or (iv) act as the Remaining Member’s attorney-in-fact in relation to any such Acquisition Transaction or Sale of Assets and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any shares in the capital of the Company in the event that such Remaining Member has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Article 102, the Remaining Members shall not be obligated to vote, consent and/or sell their shares in connection with any such Acquisition Transaction or Sale of Assets to the extent that all of the Approving Members do not also do so with respect to all of the applicable class or series of the Company’s shares held by them.

Tag-Along Rights

103. Prior to any underwritten public offering of Ordinary Shares, if Members (the “Selling Members”) propose to transfer shares of the Company held by them representing at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of the Company’s outstanding shares (on an as-if converted basis) (the “Tag-Along Shares”) in a transaction or series of related transactions that do not constitute or involve a Change of Control (a “Major Stock Sale”), then each Member shall have the right to participate in such Major Stock Sale with respect to all of their Shares as follows (the “Tag-Along Right”):

(a) Prior to the Selling Members transferring any of their Shares in such Major Stock Sale, the Selling Members shall deliver to the Company a written notice (the “Transfer Notice”) stating: (i) the Selling Members’ bona fide intention to sell or otherwise transfer such Tag-Along Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of Tag-Along Shares to be transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Seller proposes to transfer the Tag-Along Shares (the “Offered Price”); and (v) a deadline within which the Members must exercise their Tag-Along Rights (the “Tag-Along Period”). The Company shall deliver within five (5) business days such Transfer Notice to each Member who is not a Selling Member. Notwithstanding anything to the contrary in this Article 103, (i) in the event that the Tag-Along Shares consist of more than one class or series of Shares and the Transfer Notice sets forth different prices for which Shares of such different classes or series are proposed to be sold to the Proposed Transferee, then for purposes of this Article 103, the “Offered Price” shall be the price specified in the Transfer Notice for the applicable class or series of Shares.

(b) Each such Member that notifies the Selling Members by written notice (the “Additional Selling Member Notice”) within ten (10) days after delivery of the Transfer Notice by the Company of such Member’s desire to participate in such Major Stock Sale shall have the right to participate in such sale of Tag-Along Shares on the same terms and conditions as specified in the Transfer Notice, subject to the terms of this Article 103, including without limitation those regarding differing Offered Prices for different classes or series of Shares. Each Member who delivers an Additional Selling Member Notice pursuant to the preceding sentence (each, an “Additional Selling Member”), and each Selling Member, may sell up to that number of Shares held by such Member equal to the product of the maximum number of Shares the Proposed Transferees are willing to purchase from all Members multiplied by such Member’s Pro-Rata Share (as defined herein). Each such Member’s “Pro-Rata Share” shall be equal to the quotient of the number of Shares held by such Member (on an as-if converted basis) divided by the total number of Shares then outstanding (on an as-if converted basis) held by all Selling Members and Additional Selling Members. Each Additional Selling Member shall, in its Additional Selling Member Notice, indicate the number of Shares it then holds that it wishes to sell pursuant to this Article 103 (the “Additional Selling Member Shares”). The aggregate number of Shares that each Additional Selling Member may sell in the Major Stock Sale pursuant to this Article 103 may not exceed such Additional Selling Member’s Pro-Rata Share. The sale of the Additional Selling Member Shares shall occur on the later of (i) the date fifteen (15) days from the beginning of the Tag-Along Period and (ii) the date set among the Selling Members and the Proposed Transferees, if any, for the closing of the Major Stock Sale (the “Major Stock Sale Closing Date”).

(c) Additional Selling Members may exercise the Tag-Along Right by delivering to the Selling Members at or before the Major Stock Sale Closing Date one or more certificates, properly endorsed for transfer, representing a number of shares not to exceed the number of shares to which Additional Selling Member is entitled in Article 103, representing such shares to be transferred by the Selling Members on behalf of the Additional Selling Member. If the Additional Selling Member does not hold a certificate in that series, class or type of shares representing the number of shares owned and to be sold by such Additional Selling Member pursuant to this Article 103, then, and in accordance with the relevant provisions of these

Articles and applicable law, the Company shall reflect the transfer of shares by the Additional Selling Member in its Register of Members and may issue a certificate representing the proper number and type of shares to be sold pursuant to the Tag-Along Right. Following the Major Stock Sale Closing Date, the Company shall update its Register of Members to reflect the sale of shares by the Additional Selling Member and the Company may deliver a certificate for the remaining balance of the shares held by the Additional Selling Member, if any, to such Additional Selling Member. At the Major Stock Sale Closing Date, such certificates or other instruments will be transferred and delivered to the Transferee, if any, as set forth in the Transfer Notice in consummation of the Transfer of the Tag-Along Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Members will remit, or will cause to be remitted, to each Additional Selling Member, within ten (10) days after such Major Stock Sale Closing Date, that portion of the proceeds of the transfer to which each Additional Selling Member is entitled by reason of each Additional Selling Member’s participation in such transfer pursuant to the Tag-Along Right.

Capitalization

104. The Board of Directors may, from time to time, capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid; provided that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board of Directors may authorize any person to enter, on behalf of all of the Members interested, into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Books of Account

105. The Board of Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

106. The books and records of the Company shall be open to inspection upon the written demand of any Member, at any reasonable time during usual business hours, for a purpose reasonably related to the holder’s interests as a shareholder or as the holder of a voting trust certificate. The inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts.

107. The Board of Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Audit

108. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

109. The Board of Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Board of Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Board of Directors under this Article may be fixed by the Board of Directors.

110. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Board of Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditors.

111. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board of Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

Notices

112. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, electronic mail or facsimile (with confirmation) to him or to his address as shown in the Register of Members (or where the notice is given by electronic mail or facsimile by sending it to the electronic mail or facsimile number provided by such Member).

113. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the 3rd day following the day on which the notice was delivered to the courier. Where a notice is given by electronic mail service shall be deemed to be effected by transmitting the electronic mail to the electronic mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not necessary for the receipt of the electronic mail to be acknowledged by the recipient. Where a notice is sent by facsimile, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted with confirmation of receipt.

114. A notice may be given by the Company to the joint holders of record of a Share by giving the notice to the joint holder first named on the Register of Members in respect of the Share.

115. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member by sending it as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

116. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the Register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members; and

(b) every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

Winding Up

117. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as he thinks fit. The liquidator shall, in relation to the assets available for distribution among the Members, distribute the same to the Members as follows:

(a) The holders of the Preference Shares then in issue and outstanding shall be entitled to be paid first out of the assets of the Company available for distribution among the Members as follows:

(i) with respect to each Series C Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series C Preference Shares (the “Series C Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends shall be paid first;

(ii) in the event that the assets available for distribution among the Members are insufficient to pay the Series C Liquidation Preference in full, each holder of the Series C Preference Shares then in issue and outstanding shall be entitled to be paid in an amount equal to that holder’s total Liquidation Preference entitlement under clause (i) above, divided by the aggregate of all such holders’ entitlements under clause (i) above, multiplied by the aggregate amount available for distribution under this paragraph;

(iii) subject to the prior payment of all amounts due to holders of Series C Preference Shares in accordance with clause (i) above, the balance of all remaining assets available for distribution to Members shall be distributed amongst the holders of the Series A Preference Shares and Series B Preference Shares then in issue and outstanding as follows: (i) with respect to each Series A Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series A Preference Shares (the “Series A Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends, and (ii) with respect to each Series B Preference Share, a liquidation preference in the amount of the Original Purchase Price applicable to Series B Preference Shares (the “Series B Liquidation Preference”) (as adjusted for any Recapitalization) and all declared but unpaid dividends;

(iv) in the event that the balance of all remaining assets after payment of the Series C Liquidation Preference are insufficient to pay the Series A Liquidation Preference and Series B Liquidation Preference in full, the holders of the Series A Preference Shares and the Series B Preference Shares then in issue and outstanding shall be entitled to be paid pari passu out of the assets of the Company available for distribution to holders of the Company’s share capital as follows: an amount equal to that holder’s total Liquidation Preference entitlement under clause (iii) above, divided by the aggregate of all entitlements of Series A Preference Shares and Series B Preference Shares under clause (iii) above, multiplied by the aggregate amount available for distribution under this paragraph; and

(v) subject to the payment of all amounts due to the holders of Preference Shares in accordance with the above clauses (i) and (iii), the balance of all remaining assets shall be distributed pro rata amongst the holders of Ordinary Shares and the holders of all Preference Shares (on an as-if converted basis) by reference to the number of Shares held by each such holder.

(b) For purposes of this Article 117, if the distributions or consideration received by the Members is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors (including a majority of the Preference Shares Directors). In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date of such distribution. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National

Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau or any successor or similar organization, for the five-day period immediately preceding the date of such distribution.

Change of Control

118. (a) Upon a Change of Control, the holders of the Preference Shares and Ordinary Shares then in issue and outstanding shall be entitled to be paid out of the assets available for distribution among the Members as follows, whether by dividend or repurchase or redemption of Shares (as determined by the Board of Directors in its absolute discretion; provided that the distribution to all Members shall be effected by the same means):

(i) with respect to each Series C Preference Share, the Series C Liquidation Preference (as adjusted for any Recapitalization) and all declared but unpaid dividends shall be paid first;

(ii) in the event that the assets available for distribution among the Members are insufficient to pay the Series C Liquidation Preference in full, each holder of the Series C Preference Shares then in issue and outstanding shall be entitled to be paid in an amount equal to that holder’s total Liquidation Preference entitlement under clause (i) above, divided by the aggregate of all such holders’ entitlements under clause (i) above, multiplied by the aggregate amount available for distribution under this paragraph;

(iii) subject to the prior payment of all amounts due to holders of Series C Preference Shares in accordance with clause (i) above, the balance of all remaining assets available for distribution to Members shall be distributed amongst the holders of the Series A Preference Shares and Series B Preference Shares then in issue and outstanding as follows: (i) with respect to each Series A Preference Share, the Series A Liquidation Preference(as adjusted for any Recapitalization) and all declared but unpaid dividends, and (ii) with respect to each Series B Preference Share, the Series B Liquidation Preference (as adjusted for any Recapitalization) and all declared but unpaid dividends;

(iv) in the event that the balance of all remaining assets after payment of the Series C Liquidation Preference are insufficient to pay the Series A Liquidation Preference and Series B Liquidation Preference in full, the holders of the Series A Preference Shares and the Series B Preference Shares then in issue and outstanding shall be entitled to be paid pari passu out of the assets of the Company available for distribution to holders of the Company’s share capital as follows: an amount equal to that holder’s total Liquidation Preference entitlement under clause (iii) above, divided by the aggregate of all entitlements of Series A Preference Shares and Series B Preference Shares under clause (iii) above, multiplied by the aggregate amount available for distribution under this paragraph; and

(v) subject to the payment of all amounts due to the holders of Preference Shares in accordance with the above clauses (i) and (iii), the balance of all remaining assets shall be distributed pro rata amongst the holders of Ordinary Shares and the holders of all Preference Shares (on an as-if converted basis) by reference to the number of Shares held by each such holder.

(b) For purposes of this Article 118, if the distributions or consideration received by the Members is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors (including a majority of the Preference Shares Directors). In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date of such distribution. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau or any successor or similar organization, for the five-day period immediately preceding the date of such distribution.

Indemnity

119. Subject to the proviso below, every Director, Officer and member of a committee constituted under Article 72 shall be indemnified out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Officer, committee member and the indemnity contained in this Article shall extend to any person acting as a Director, Officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election; provided that the indemnity contained in this Article shall not extend to any matter where liability arises through the willful neglect or default of such Director, agent or officer.

120. Every Director, Officer and member of a committee duly constituted under Article 72 of the Company shall be indemnified out of the assets of the Company against all liabilities incurred by him as such Director, Officer or committee member in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Statute in which relief from liability is granted to him by the court.

121. To the extent that any Director, Officer or member of a committee duly constituted under Article 72 is entitled to claim an indemnity pursuant to these Articles in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse such person.

122. Subject to the Statute, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Articles 119 and 120 shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to Articles 119 and 120.

123. Each Member of the Company, by virtue of its acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Article 123 are made to meet expenditures incurred for the purpose of enabling such Director, Officer or member of a committee duly constituted under Article 72 to properly perform his or her duties as an officer of the Company.

Fiscal Year

124. Unless the Board of Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year.

Amendments of Articles

125. Subject to the Statute and the provisions in these Articles, the Members may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Transfer by Way of Continuation

126. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.